Exhibit 99.1

Earnings Release FY19 Q2	Investor Contact	Media Contact
	Gerry Gould, VP-Investor Relations	Carla Burigatto, VP-Communications
	(781) 356-9402	(781) 348-7263
	gerry.gould@haemonetics.com	carla.burigatto@haemonetics.com

Haemonetics Reports 2nd Quarter and 1st Half Fiscal 2019 Results; Raises Fiscal Year 2019 Guidance

Braintree, MA, November 6, 2018 - Haemonetics Corporation (NYSE: HAE) reported financial results for its second quarter and first half of fiscal 2019, which ended September 29, 2018:

	2nd Quarter 2019	1st Half 2019
Revenue, increase	$242 million, +7.2%	$471 million, +7.9%
Revenue increase, constant currency	+7.2%	+7.2%
Net income per diluted share	$0.35	$0.30
Adjusted net income per diluted share	$0.56	$1.15
Cash flow from operating activities	$57 million	$80 million
Free cash flow before restructuring & turnaround	$15 million	$21 million

Chris Simon, Haemonetics’ CEO, stated: “In the first half of fiscal 2019, we grew revenue 7% and adjusted net income 42%. Strong market demand and early launch success, together with benefits from complexity reduction and investments, drove our performance. Based on first half results and our confidence in our prospects for continued profitable growth, we are raising our fiscal 2019 revenue and adjusted earnings per share guidance.”

GAAP RESULTS

Second quarter fiscal 2019 revenue of $241.6 million was up 7.2% and first half fiscal 2019 revenue of $470.9 million was up 7.9%, compared to the same periods of fiscal 2018. Business unit revenue and revenue growth rates versus prior fiscal year periods were as follows ($ million):

	2nd Quarter 2019		1st Half 2019
Plasma	$124.4	+13.3%	$241.3	+14.2%
Hospital	$ 49.0	+11.6%	$ 96.9	+10.4%
Blood Center	$ 68.2	( 4.8%)	$132.7	( 3.3%)

Gross margin was 46.3% in the second quarter of fiscal 2019, down 10 basis points compared to the prior year second quarter and 41.4% in the first half of fiscal 2019, down 360 basis points as compared with the prior year first half, as $30 million of asset impairment charges and accelerated depreciation were included in the first half of the current fiscal year.

Operating expenses were $85.8 million in the second quarter of fiscal 2019, up $5.5 million or 6.9% versus the prior year second quarter. Included in operating expenses were $2.0 million and $5.6 million of restructuring and turnaround costs in the second quarters of fiscal 2019 and 2018, respectively. In the first half of fiscal 2019, operating expenses were $163.8 million, up $8.4 million or 5.4% compared with the prior year first half. Included in operating expenses were $5.4 million and $8.0 million of restructuring and turnaround costs in the first halves of fiscal 2019 and 2018, respectively.

Operating income was $26.1 million, up 7.5% over the second quarter of the prior year. Operating income in the first half of fiscal 2019 was $31.4 million, down $9.5 million compared with the first half of the prior fiscal year, as $29.6 million of asset impairment charges and accelerated depreciation were recorded in the first half of fiscal 2019.

The Company reported second quarter fiscal 2019 net income of $18.7 million or $0.35 per diluted share, compared with net income of $20.1 million or $0.38 per diluted share in the prior year’s second quarter. First half net income was $15.9 million or $0.30 per diluted share, compared with $40.2 million or $0.76 per diluted share in the first half of the prior fiscal year.

ADJUSTED RESULTS

On a constant currency basis, revenue for both the second quarter and first half of fiscal 2019 was up 7.2% compared to the prior year periods. Business unit revenue growth rates, which exclude the impact of currency, compared with the prior fiscal year periods, were as follows:

	2nd Quarter 2019	1st Half 2019
Plasma	+13.3%	+13.6%
Hospital	+11.3%	+ 8.8%
Blood Center	( 4.7%)	( 3.9%)

Plasma revenue growth in North America was 17.0% in both the second quarter and first half of fiscal 2019, including 16.2% second quarter and 15.8% first half growth in disposables. The Company demonstrated encouraging progress with respect to the ongoing rollout of NexSys PCS™ devices and NexLynk DMS™ donor management software. Within Hospital, revenue growth in the Hemostasis Management product line was 22.3% and 21.4% in the second quarter and first half of fiscal 2019, respectively.

Second quarter fiscal 2019 adjusted gross margin was 48.2%, up 170 basis points compared with the same quarter of the prior year and first half fiscal 2019 adjusted gross margin was 47.7%, up 270 basis points compared with the first half of the prior year, due to Complexity Reduction Initiative savings, favorable currency and favorable revenue volume, price and product mix.

Adjusted operating expenses in the second quarter of fiscal 2019 were $77.6 million, up $9.4 million or 13.7% over the prior year quarter. Adjusted operating expenses in the first half of fiscal 2019 were $145.2 million, up $10.8 million or 8.1% over the prior year period, driven by four cost elements: (1) the Company continued to make planned investments to accelerate revenue growth; (2) freight costs increased due to volume growth and rising freight rates; (3) the commencement of NexSys rollout costs; and (4) equity and other performance-based compensation.

Adjusted operating income was $38.9 million, up $2.3 million, or 6.4%, while adjusted operating margin was 16.1%, down 10 basis points compared with the second quarter of fiscal 2018. Adjusted operating income was $79.6 million, up $17.5 million, or 28.1%, while adjusted operating margin was 16.9%, up 270 basis points compared with the first half of fiscal 2018. The adjusted income tax rates of 17% and 18% in the second quarter and first half of fiscal 2019, respectively, compare with adjusted income tax rates of 27% in the comparable prior year periods, reflecting benefits from recent U.S. tax reform and a discrete benefit associated with share vesting and option exercises, as well as the continuation of a favorable geographic income shift.

Second quarter adjusted net income was $29.6 million, up $3.9 million, and adjusted earnings per share was $0.56, up 17% compared with $0.48 in the second quarter of fiscal 2018. First half adjusted net income was $61.4 million, up $18.2 million, and adjusted earnings per share was $1.15, up 40% compared with $0.82 in the first half of fiscal 2018.

BALANCE SHEET AND CASH FLOW

Cash on hand at September 29, 2018 was $199.8 million, an increase of $19.6 million in the first half of fiscal 2019. The Company realized net cash proceeds of $94.1 million upon refinancing its debt and $8.9 million from employee stock programs during the first half of fiscal 2019. Cash utilized included $80.0 million for repurchasing shares, $15.7 million for restructuring and turnaround initiatives net of tax benefits and $4.3 million for debt repayment.

First half fiscal 2019 free cash flow was $5.1 million, including net restructuring and turnaround funding, and $20.8 million before such funding.

SHARE REPURCHASE PROGRAM

As part of a previously announced $260 million share repurchase program, the Company has repurchased 2.2 million shares and disbursed $180 million. Remaining authorization is for $80 million of share repurchase activity through fiscal 2019.

RESTRUCTURING AND TURNAROUND EXPENSES, ASSET IMPAIRMENTS, DEAL AMORTIZATION, ACCELERATED DEPRECIATION AND GAIN ON DIVESTITURE

The Company incurred accelerated depreciation of $4.4 million in the second quarter and $8.4 million in the first half of fiscal 2019 related to PCS 2 devices in the Plasma business; accelerated depreciation will continue throughout the NexSys PCS rollout. The Company also incurred $21.2 million of first-quarter asset impairments in the first half of fiscal 2019. The impairments were mostly related to the write-off of a non-strategic production line in the Blood Center business.

The Company incurred restructuring and turnaround expenses of $2.1 million in the second quarter of fiscal 2019 and $5.8 million in the second quarter of fiscal 2018. In the first half of fiscal 2019, the Company incurred $5.5 million of restructuring and turnaround expenses and $0.7 million of legal charges and, in the first half of fiscal 2018, $8.3 million of restructuring and turnaround expenses.

These impairments, accelerated depreciation, expenses and charges were excluded from the computation of adjusted earnings, as were deal amortization expenses of $6.2 million and $6.5 million in the second quarters of fiscal 2019 and 2018, respectively, and $12.5 million and $13.0 million in the first halves of fiscal 2019 and 2018, respectively. Also excluded from first half fiscal 2018 adjusted earnings was a gain of $8.0 million realized upon divestiture of the Company’s SEBRA line of benchtop and hand held sealers.

GUIDANCE
The Company updated its fiscal 2019 guidance as follows:

($ Millions, except per Share Data)

FY19 - Updated
	As Of Nov. 6, 2018	FY19 - Prior Guidance
Plasma	14-16%	7-10%
Hospital	6-9%	5-8%
Blood Center	(3-6%)	(3-6%)

Revenue	6-8%	3-5%

Operating Margin	7-9% of Revenue	7-9% of Revenue
Adjusted Operating Margin	16-18% of Revenue	16-18% of Revenue

Earnings per Diluted Share (EPS)	$0.85 - $0.95	$0.70 - $0.90
Adjusted Earnings per Diluted Share (Adj'd EPS)	$2.25 - $2.35	$2.00 - $2.30

Cash Flow From Operating Activities	$150 - $175	$150 - $175
Free Cash Flow before Restructuring & Turnaround Expenses	$25 - $50	$25 - $50

Updated Plasma revenue guidance includes 17-19% growth in North America (prior guidance was 10-14%). Updated Hospital revenue guidance includes a high-teens percentage growth rate in Hemostasis Management (prior guidance was for a double-digit percentage growth rate).

WEBCAST CONFERENCE CALL AND RESULTS ANALYSIS

The Company will host a conference call with investors and analysts to discuss second quarter and first half fiscal 2019 results on Tuesday, November 6, 2018 at 8:00am Eastern Time. Interested parties may participate by telephone by dialing (877) 848-8880 from within the U.S. or Canada or (716) 335-9513 from international locations, using the access code 1138719. Alternatively, a live webcast of the call can be accessed on Haemonetics’ investor relations website at the following direct link: https://edge.media-server.com/m6/p/6z84dz48.

The Company is posting this press release to its Investor Relations website, in addition to results analyses that will be referenced on the webcast. These analyses can be accessed by the following direct link:
http://phx.corporate-ir.net/External.File?item=UGFyZW50SUQ9NDEyNDUyfENoaWxkSUQ9LTF8VHlwZT0z&t=1&cb=636759918678242294

ABOUT HAEMONETICS

Haemonetics (NYSE: HAE) is a global healthcare company dedicated to providing a suite of innovative hematology products and solutions for customers to help improve patient care and reduce the cost of healthcare. The Company’s technology addresses important medical markets including commercial plasma collection, hospital-based diagnostics, blood and blood component collection and devices and software products. To learn more about Haemonetics, visit www.haemonetics.com.

FORWARD LOOKING STATEMENTS

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements in this press release may include, without limitation, statements regarding (i) plans and objectives of management for operations of the Company, including plans or objectives related to the development and commercialization of, and regulatory approvals related to, the Company’s products, (ii) estimates or projections of financial results, financial condition, capital expenditures, capital structure or other financial items, (iii) the Company's future financial performance and (iv) the assumptions underlying or relating to any statement described in points (i), (ii) or (iii) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, technological advances in the medical field and standards for transfusion medicine and our ability to successfully offer products that incorporate such advances and standards, product quality, market acceptance, regulatory uncertainties, including in the receipt or timing of regulatory approvals, the effect of economic and political conditions, the impact of competitive products and pricing, blood product reimbursement policies and practices, and the effect of industry consolidation as seen in the plasma market.  These and other factors are identified and described in more detail in the Company's filings with the SEC. The Company does not undertake to update these forward-looking statements.

MANAGEMENT’S USE OF NON-GAAP MEASURES

Management uses non-GAAP measures to monitor the financial performance of the business, make informed business decisions, establish budgets, and forecast future results.

In this release, supplemental non-GAAP measures have been provided to assist investors in evaluating the performance of the Company’s core operations. When used in this release, constant currency measures the change in revenue using a constant currency conversion rate. Adjusted operating income, net income and earnings per share exclude restructuring and turnaround and deal amortization expenses, asset impairments, accelerated depreciation and legal charges. Adjusted net income and earnings per share also exclude gains and losses on asset dispositions. Free cash flow before restructuring and turnaround is defined as cash provided by operating activities less capital expenditures, net of the proceeds from the sale of property, plant and equipment.

Reconciliations of these measures to their most comparable GAAP measure are included at the end of the financial sections of this press release as well as on the Company’s website at
www.haemonetics.com.

Haemonetics Corporation Financial Summary
Condensed Consolidated Statements of Income for the Second Quarter of FY19 and FY18
(Data in thousands, except per share data)

	9/29/2018	9/30/2017	% Inc/(Dec)
			vs Prior Year
	(unaudited)
Net revenues	$241,581	$225,377	7.2%
Gross profit	111,907	104,562	7.0%

R&D	8,583	7,521	14.1%
S,G&A	77,248	72,783	6.1%
Operating expenses	85,831	80,304	6.9%

Operating income	26,076	24,258	7.5%

Interest and other expense, net	(3,039)	(1,397)	117.5%
Income before taxes	23,037	22,861	0.8%

Tax expense	4,311	2,759	56.3%

Net income	$18,726	$20,102	(6.8)%

Net income per common share assuming dilution	$0.35	$0.38	(7.9)%

Weighted average number of shares:
Basic	51,605	52,619
Diluted	53,138	52,981

Profit Margins:			Inc/(Dec) vs prior year profit margin %
Gross profit	46.3%	46.4%	(0.1)%
R&D	3.6%	3.3%	0.3%
S,G&A	32.0%	32.3%	(0.3)%
Operating income	10.8%	10.8%	—%
Income before taxes	9.5%	10.1%	(0.6)%
Net income	7.8%	8.9%	(1.1)%

Haemonetics Corporation Financial Summary
Condensed Consolidated Statements of Income for Year-to-Date FY19 and FY18
(Data in thousands, except per share data)

	9/29/2018	9/30/2017	% Inc/(Dec)
			vs Prior Year
	(unaudited)
Net revenues	470,928	436,328	7.9%
Gross profit	195,151	196,227	(0.5)%

R&D	17,989	15,714	14.5%
S,G&A	145,793	139,644	4.4%
Operating expenses	163,782	155,358	5.4%

Operating income	31,369	40,869	(23.2)%

Gain on divestiture	—	8,000	(100.0)%
Interest and other expense, net	(5,017)	(2,756)	82.0%
Income before taxes	26,352	46,113	(42.9)%

Tax expense	10,445	5,874	77.8%

Net income	$15,907	$40,239	(60.5)%

Net income per common share assuming dilution	$0.30	$0.76	(60.5)%

Weighted average number of shares:
Basic	51,862	52,531
Diluted	53,365	52,896

Profit Margins:			Inc/(Dec) vs prior year profit margin %
Gross profit	41.4%	45.0%	(3.6)%
R&D	3.8%	3.6%	0.2%
S,G&A	31.0%	32.0%	(1.0)%
Operating income	6.7%	9.4%	(2.7)%
Income before taxes	5.6%	10.6%	(5.0)%
Net income	3.4%	9.2%	(5.8)%

Revenue Analysis for the Second Quarter of FY19 and FY18
(Data in thousands)

	Three Months Ended
	9/29/2018	9/30/2017	Reported growth	Currency impact	Constant currency growth (1)
	(unaudited)
Revenues by geography
United States	$152,926	$138,779	10.2%	—%	10.2%
International	88,655	86,598	2.4%	(0.1)%	2.5%
Net revenues	$241,581	$225,377	7.2%	—%	7.2%

Revenues by business unit
Plasma	$124,352	$109,771	13.3%	—%	13.3%
Blood Center	68,243	71,710	(4.8)%	(0.1)%	(4.7)%
Hospital(2)	48,986	43,896	11.6%	0.3%	11.3%
Net revenues	$241,581	$225,377	7.2%	—%	7.2%
(1) Constant currency growth, a non-GAAP financial measure, measures the change in sales between the current and prior year period using a constant currency. See description of non-GAAP financial measures contained in this release.

(2) Hospital revenue includes both Cell Processing and Hemostasis Management revenue. Hemostasis Management revenue was $22.3 million and $18.1 million for the three months ended September 29, 2018 and September 30, 2017, respectively. Hemostasis Management revenue increased 22.7% in the second quarter of fiscal 2019 as compared with the same period of fiscal 2018. Without the effect of foreign exchange, Hemostasis Management revenue increased 22.3% in the second quarter of fiscal 2019 as compared with the same period of fiscal 2018.

Revenue Analysis for the Year-to-Date FY19 and FY18
(Data in thousands)

	Six Months Ended
	9/29/2018	9/30/2017	Reported growth	Currency impact	Constant currency growth (1)
	(unaudited)
Revenues by geography
United States	$295,066	$269,831	9.4%	—%	9.4%
International	175,862	166,497	5.6%	1.8%	3.8%
Net revenues	$470,928	$436,328	7.9%	0.7%	7.2%

Revenues by business unit
Plasma	$241,255	$211,278	14.2%	0.6%	13.6%
Blood Center	132,726	137,275	(3.3)%	0.6%	(3.9)%
Hospital(2)	96,947	87,775	10.4%	1.6%	8.8%
Net revenues	$470,928	$436,328	7.9%	0.7%	7.2%
(1) Constant currency growth, a non-GAAP financial measure, measures the change in sales between the current and prior year period using a constant currency. See description of non-GAAP financial measures contained in this release.

(2) Hospital revenue includes both Cell Processing and Hemostasis Management revenue. Hemostasis Management revenue was $44.0 million and $35.7 million for the six months ended September 29, 2018 and September 30, 2017, respectively. Hemostasis Management revenue increased 23.4% in the first six months of fiscal 2019 as compared with the same period of fiscal 2018. Without the effect of foreign exchange, Hemostasis Management revenue increased 21.4% in the first six months of fiscal 2019 as compared with the same period of fiscal 2018.

Condensed Consolidated Balance Sheets
(Data in thousands)

	As of
	9/29/2018	3/31/2018
	(unaudited)
Assets
Cash and cash equivalents	$199,763	$180,169
Accounts receivable, net	161,590	151,226
Inventories, net	163,584	160,799
Other current assets	27,868	28,983
Total current assets	552,805	521,177
Property, plant & equipment, net	344,560	332,156
Intangible assets, net	141,483	156,589
Goodwill	210,844	211,395
Other assets	16,019	16,022
Total assets	$1,265,711	$1,237,339

Liabilities & Stockholders' Equity
Short-term debt & current maturities	$12,664	$194,259
Other current liabilities	176,503	190,444
Total current liabilities	189,167	384,703
Long-term debt	330,988	59,423
Other long-term liabilities	44,218	40,784
Stockholders' equity	701,338	752,429
Total liabilities & stockholders' equity	$1,265,711	$1,237,339

Condensed Consolidated Statements of Cash Flows
(Data in thousands)

	Six Months Ended
	9/29/2018	9/30/2017
	(unaudited)
Cash Flows from Operating Activities:
Net income	$15,907	$40,239
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	51,692	43,986
Impairment of assets	21,170	—
Stock-based compensation expense	7,961	4,199
Gain on divestiture	—	(8,000)
Provision for losses on accounts receivable and inventory	549	688
Change in other non-cash operating activities	1,277	312
Change in accounts receivable, net	(13,326)	10,739
Change in inventories, net	(3,912)	7,284
Change in other working capital	(839)	(2,119)
Net cash provided by operating activities	80,479	97,328
Cash Flows from Investing Activities:
Capital expenditures	(76,002)	(29,125)
Proceeds from divestiture	—	9,000
Proceeds from sale of property, plant and equipment	656	1,346
Net cash used in investing activities	(75,346)	(18,779)
Cash Flows from Financing Activities:
Borrowings, net of repayments	89,677	(28,038)
Share repurchases	(80,000)	—
Proceeds from employee stock programs	8,907	11,742
Net cash provided by (used in) financing activities	18,584	(16,296)
Effect of exchange rates on cash and cash equivalents	(4,123)	1,805
Net Change in Cash and Cash Equivalents	19,594	64,058
Cash and Cash Equivalents at Beginning of the Period	180,169	139,564
Cash and Cash Equivalents at End of Period	$199,763	$203,622

Free Cash Flow Reconciliation:
Cash provided by operating activities	$80,479	$97,328
Capital expenditures, net of proceeds from sale of property, plant and equipment	(75,346)	(27,779)
Free cash flow after restructuring and turnaround costs	5,133	69,549
Restructuring and turnaround costs	19,810	8,406
Tax benefit on restructuring and turnaround costs	(4,147)	(2,692)
Free cash flow before restructuring and turnaround costs	$20,796	$75,263

Haemonetics Corporation Financial Summary
Reconciliation of Non-GAAP Measures

Haemonetics has presented supplemental non-GAAP financial measures as part of this earnings release. A reconciliation is provided that reconciles each non-GAAP financial measure with the most comparable GAAP measure. The presentation of non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the most directly comparable GAAP measures. There are material limitations to the usefulness of non-GAAP measures on a standalone basis, including the lack of comparability to the GAAP financial results of other companies.
These measures are used by management to monitor the financial performance of the business, make informed business decisions, establish budgets and forecast future results. Performance targets for management are established based upon these non-GAAP measures. In the reconciliations below, we have removed restructuring, turnaround and other costs from our GAAP expenses. Our restructuring and turnaround costs for the periods reported are principally related to employee severance and retention, program management, implementation of outsourcing initiatives, accelerated depreciation and other costs associated with the fiscal 2018 Complexity Reduction Initiative launched on November 1, 2017.
In addition to restructuring and turnaround costs, we are reporting non-GAAP earnings before deal amortization, asset impairments, accelerated depreciation, legal charges and gain on divestiture.
We believe this information is useful to investors because it allows for an evaluation of the Company with a focus on the performance of our core operations.

Reconciliation of Adjusted Measures for the Second Quarter of FY19 and FY18
(Data in thousands except per share data)
	Three Months Ended
	9/29/2018	9/30/2017
	(unaudited)
GAAP gross profit	$111,907	$104,562
Accelerated depreciation	4,442	—
Restructuring and turnaround costs	124	211
Adjusted gross profit	$116,473	$104,773

GAAP operating expenses	$85,831	$80,304
Restructuring and turnaround costs	(1,994)	(5,576)
Deal amortization	(6,236)	(6,504)
Adjusted operating expenses	$77,601	$68,224

GAAP operating income	$26,076	$24,258
Accelerated depreciation	4,442	—
Restructuring and turnaround costs	2,118	5,787
Deal amortization	6,236	6,504
Adjusted operating income	$38,872	$36,549

GAAP net income	18,726	20,102
Accelerated depreciation	4,442	—
Restructuring and turnaround costs	2,118	5,787
Deal amortization	6,236	6,504
Tax impact associated with adjustments	(1,929)	(6,727)
Adjusted net income	$29,593	$25,666

GAAP net income per common share assuming dilution	$0.35	$0.38
Adjusted items after tax per common share assuming dilution	$0.21	$0.10
Adjusted net income per common share assuming dilution	$0.56	$0.48

Reconciliation of Adjusted Measures for Year-to-Date FY19 and FY18
(Data in thousands except per share data)
	Six Months Ended
	9/29/2018	9/30/2017
	(unaudited)
GAAP gross profit	$195,151	$196,227
Impairment of assets	21,170	—
Accelerated depreciation	8,381	—
Restructuring and turnaround costs	90	266
Adjusted gross profit	$224,792	$196,493

GAAP operating expenses	$163,782	$155,358
Restructuring and turnaround costs	(5,377)	(8,004)
Deal amortization	(12,536)	(12,995)
Legal charges (1)	(675)	—
Adjusted operating expenses	$145,194	$134,359

GAAP operating income	$31,369	$40,869
Impairment of assets	21,170	—
Accelerated depreciation	8,381	—
Restructuring and turnaround costs	5,467	8,270
Deal amortization	12,536	12,995
Legal charges (1)	675	—
Adjusted operating income	$79,598	$62,134

GAAP net income	$15,907	$40,239
Impairment of assets	21,170	—
Accelerated depreciation	8,381	—
Restructuring and turnaround costs	5,467	8,270
Deal amortization	12,536	12,995
Legal charges (1)	675	—
Gain on divestiture	—	(8,000)
Tax impact associated with adjustments	(2,755)	(10,366)
Adjusted net income	$61,381	$43,138

GAAP net income per common share assuming dilution	$0.30	$0.76
Adjusted items after tax per common share assuming dilution	$0.85	$0.06
Adjusted net income per common share assuming dilution	$1.15	$0.82
(1) Reflects amounts accrued for resolution of customer damages assessments associated with the fiscal 2018 voluntary acrodose recall.